UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
       Date of Report (Date of earliest event reported) December 1, 1997



                       CENTURY TELEPHONE ENTERPRISES, INC.
             (Exact name of Registrant as specified in its charter)

    Louisiana                     1-7784                     72-0651161
 (State or other             (Commission file              (IRS Employer
 jurisdiction of                  number)               Identification No.)
 incorporation)

 100 Century Park Drive, Monroe, Louisiana                     71203
 (Address of principal executive offices)                   (Zip Code)

    Registrant's telephone number, including area code - (318)388-9500


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

On December 1, 1997, Century Telephone Enterprises, Inc. ("Century") acquired Pacific Telecom, Inc. ("PTI") in exchange for $1.503 billion cash in a two-step transaction pursuant to a Stock Purchase Agreement dated as of June 11, 1997 by and among Century and its wholly-owned subsidiary, Century Cellunet, Inc. ("Cellunet"), on the one hand, and PTI and its parent company, PacifiCorp Holdings, Inc. ("PHI"), on the other hand. In the first step of the transaction, Cellunet purchased from PTI substantially all of the cellular telephone operations of PTI in exchange for $240 million, and in the second step Century purchased from PHI the capital stock of PTI for $1.263 billion. After the first step but immediately prior to the second, PTI paid a $240 million cash dividend to PHI.

To finance the acquisition, Century borrowed $1.288 billion under its $1.6 billion senior unsecured credit facility dated August 28, 1997 with NationsBank of Texas Inc. and a syndicate of other lenders. This debt matures in five years and carries floating-rate interest based upon the London InterBank Offered Rates for short-term periods. The current weighted average interest rate of this debt is 6.155%. Century paid the remainder of the PTI acquisition price with available cash, most of which consisted of the proceeds of Century's sale of common stock of Brooks Fiber Properties, Inc. in November 1997.

As a result of the acquisition, Century and Cellunet acquired (i) 660,000 telephone access lines located in four midwestern states, seven western states and Alaska, (ii) approximately 100,000 cellular subscribers in markets operated by PTI in two midwestern states and Alaska and (iii) wireless, cable television and certain other telecommunications assets. Cellunet intends to integrate the cellular properties purchased from PTI into its existing cellular operations. Century will operate the remainder of PTI as a wholly-owned subsidiary, with its headquarters remaining in Vancouver, Washington. In connection with the acquisition, Century has reorganized its telephone operations into three operating regions, including a new western telephone operating region, substantially all of which will be comprised of PTI's local exchange properties in seven western states and Alaska. As soon as practical, Century plans to offer long distance, Internet and certain other services in most of PTI's local exchange markets on substantially the same terms on which Century recently began to offer such services to its telephone customers. Other than these new product offerings and the possible sale of non-strategic assets, Century plans to continue to operate PTI in the ordinary course of business.

ITEM 5.  OTHER EVENTS.

On December 2, 1997 Moody's Investors Service assigned a Baa1 rating to Century's $1.6 billion unsecured credit facility and confirmed its Baa1 rating of Century's senior unsecured debt securities. Moody's and Standard & Poor's initiated rating reviews of Century's debt shortly after Century announced that it had reached a definitive agreement to acquire PTI. Standard & Poor's has not yet completed its review.

On December 11, 1997 Century filed a shelf registration statement with the Securities and Exchange Commission registering $1.5 billion of senior unsecured debt securities, preferred stock, common stock and warrants, which may be issued from time to time as determined by Century's Board of Directors. A copy of Century's press release announcing the filing of the registration statement is filed as Exhibit 99.1 hereto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)   Financial Statements of Pacific Telecom, Inc.

      1.  Independent Auditors' Report.

      2. Consolidated Statements of Income for the years ended December 31, 1996, 1995 and 1994.

      3.  Consolidated Balance Sheets as of December 31, 1996 and 1995.

      4. Consolidated Statements of Changes in Shareholder's Equity for the years ended December 31, 1996, 1995 and 1994.

      5. Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994.

      6.  Notes to Consolidated Financial Statements as of December 31, 1996.

      7. Consolidated Balance Sheets as of September 30, 1997 (unaudited) and December 31, 1996.

      8. Consolidated Statements of Income for the nine months ended September 30, 1997 and 1996 (unaudited).

      9. Consolidated Statements of Cash Flows for the nine months ended September 30, 1997 and 1996 (unaudited).

      10. Condensed Notes to Consolidated Financial Statements as of September 30, 1997 (unaudited).

(b)   Pro Forma Consolidated Condensed Financial Information.

      1.  Introduction.

      2. Unaudited Pro Forma Consolidated Condensed Balance Sheet as of September 30, 1997.

      3. Unaudited Pro Forma Consolidated Condensed Statement of Income for the nine months ended September 30, 1997.

      4. Unaudited Pro Forma Consolidated Condensed Statement of Income for the year ended December 31, 1996.

      5. Notes to Unaudited Pro Forma Consolidated Condensed Financial Information.

(c)   Exhibits

     2.1 Stock Purchase Agreement, dated as of June 11, 1997, by and among PacifiCorp Holdings, Inc., Pacific Telecom, Inc., Century Telephone Enterprises, Inc. and Century Cellunet, Inc. (incorporated by reference to Exhibit 2.1 to Century's Current Report on Form 8-K dated June 11, 1997 and filed June 24, 1997).

     2.2 Amendment, dated November 5, 1997 to Stock Purchase Agreement by and among PacifiCorp Holdings, Inc., Pacific Telecom, Inc., Century
          Telephone Enterprises,   Inc.  and  Century  Cellunet,  Inc.

     99.1 Press release dated December 11, 1997 relating to Century's filing of a shelf registration statement.


               FINANCIAL STATEMENTS OF PACIFIC TELECOM, INC.
               ---------------------------------------------

INDEPENDENT AUDITORS' REPORT


To the Directors and Shareholder of Pacific Telecom, Inc.:

We have audited the accompanying consolidated balance sheets of Pacific Telecom, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements represent fairly, in all material respects, the financial position of Pacific Telecom, Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Portland, Oregon
January 27, 1997


                          PACIFIC TELECOM, INC.
                    CONSOLIDATED STATEMENTS OF INCOME

                                              Year Ended December 31,
-------------------------------------------------------------------------
                                           1996        1995        1994
-------------------------------------------------------------------------
                                                  (In thousands)
OPERATING REVENUES:
 Local network service                   $140,870     120,512      96,944
 Network access service                   259,110     223,723     168,530
 Long distance network service              1,606     150,064     271,977
 Private line service                          -       34,270      58,193
 Sales of cable capacity                    8,353       3,419       4,567
 Cellular                                  44,043      33,884      23,642
 Other                                     67,148      74,263      72,533
-------------------------------------------------------------------------
         Total operating revenues         521,130     640,135     696,386
-------------------------------------------------------------------------

OPERATING EXPENSES:
 Plant support                             91,163     112,350     117,694
 Depreciation and amortization (Note 3)   102,292     105,828     100,879
 Leased circuits                            2,509      20,933      26,618
 Access expense (Note 2)                       -       53,002      92,929
 Other operating expense                   31,066      37,876      35,116
 Cost of cable sales                        6,688       2,205       2,977
 Customer operations                       45,482      58,486      64,204
 Administrative support                    63,623      68,294      75,616
 Taxes other than income taxes             19,575      15,850      15,712
-------------------------------------------------------------------------
         Total operating expenses         362,398     474,824     531,745
-------------------------------------------------------------------------

OPERATING INCOME                          158,732     165,311     164,641
-------------------------------------------------------------------------

OTHER INCOME (EXPENSE):
 Interest expense                         (40,823)    (42,316)    (34,754)
 Interest income                            3,471       2,798       1,716
 Gain on sale of subsidiaries and
  investments (Notes 5 and  15)             3,705      66,526       2,073
 Minority interest                         (2,398)     (1,298)       (975)
 Other                                         44      (4,445)    (10,536)
-------------------------------------------------------------------------
         Other income (expense) - net     (36,001)     21,265     (42,476)
-------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                122,731     186,576     122,165
INCOME TAXES (NOTE 6)                      47,454      47,012      40,766
-------------------------------------------------------------------------
NET INCOME                               $ 75,277     139,564      81,399
=========================================================================

The accompanying notes are an integral part of these financial statements.


                          PACIFIC TELECOM, INC.
                       CONSOLIDATED BALANCE SHEETS

                                  December 31,
--------------------------------------------------------------------------
                                                        1996        1995
--------------------------------------------------------------------------
                                 (In thousands)
ASSETS
Current assets:
 Cash and temporary cash investments                $    9,421       6,331
 Accounts receivable                                    97,705      81,528
 Accounts and notes receivable - affiliates (Note 2)    62,345      41,234
 Material and supplies (at average cost)                 8,676       7,082
 Inventory - North Pacific Cable                        53,883      60,571
 Other                                                   6,428       9,522
--------------------------------------------------------------------------
          Total current assets                         238,458     206,268

Investments (Note 9)                                   131,621     124,555

Plant in service:
 Telecommunications (Note 3)                         1,631,443   1,570,262
 Other                                                  22,444      22,655
 Less accumulated depreciation                         721,462     678,328
--------------------------------------------------------------------------
                                                       932,425     914,589
 Construction work in progress                          16,140      13,970
--------------------------------------------------------------------------
Net plant                                              948,565     928,559

Intangible assets - net                                365,451     378,214

Deferred charges                                        17,713      16,528
--------------------------------------------------------------------------
          Total assets                              $1,701,808   1,654,124
==========================================================================

The accompanying notes are an integral part of these financial statements.



                           PACIFIC TELECOM, INC.
                        CONSOLIDATED BALANCE SHEETS

                                  December 31,
--------------------------------------------------------------------------
                                                      1996          1995
--------------------------------------------------------------------------
                                 (In thousands)

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
 Currently maturing long-term debt (Note 11)      $   15,813         5,535
 Notes payable (Note 10)                              18,000        90,000
 Accounts payable                                     48,138        48,395
 Accrued liabilities                                  52,788        58,736
 Dissenters' rights (Note 2)                          27,930        27,930
 Accrued access and unearned revenue                   7,216         8,354
--------------------------------------------------------------------------
       Total current liabilities                     169,885       238,950

Long-term debt (Note 11)                             527,906       459,502

Deferred income taxes (Note 6)                       152,116       126,539

Unamortized investment tax credits                     5,203         6,929

Other long-term liabilities                           51,607        48,502

Minority interest                                     17,216        18,288

Shareholder's equity:
 Common stock - stated value, 1996 and 1995 - $1.00 (Note 2)
     - authorized, 200,000,000 shares
     - outstanding, 1996 and 1995 - 100 shares            -             -
 Additional paid-in capital                          225,943       225,943
 Retained earnings (Note 11)                         551,932       529,471
--------------------------------------------------------------------------
       Total shareholder's equity                    777,875       755,414
 Commitments and contingencies (Notes 4 and 13)           -             -
--------------------------------------------------------------------------
       Total liabilities and shareholder's equity $1,701,808     1,654,124
==========================================================================

The accompanying notes are an integral part of these financial statements.



                          PACIFIC TELECOM, INC.
                  CONSOLIDATED STATEMENTS OF CHANGES IN
                          SHAREHOLDER'S EQUITY

                                    Common
                                     Stock        Additional   Unearned                 Total
                                ---------------    Paid-in      Stock      Retained  Shareholder's
                                Shares   Amount    Capital   Compensation  Earnings     Equity
------------------------------------------------------------------------------------------------
                                 (In thousands)
BALANCE, JANUARY 1, 1994         39,609  $19,805   $205,985       $(143)   $413,064     $638,711

Shares issued for benefits           13        6        293                                  299

Share purchases                      (2)      (1)       (47)                                 (48)

Unearned stock compensation (Note 7)                               (299)                    (299)

Net income                                                                   81,399       81,399

Cash dividends                                                              (52,289)     (52,289)
------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1994       39,620   19,810    206,231        (442)    442,174      667,773

Shares issued for benefits           26       13        792                                  805

Share purchases                     (30)     (15)      (882)                                (897)

Minority buy-out and
  reverse merger (Note 2)       (39,616) (19,808)    19,808                                   -

Share retirements                                       (16)                                 (16)

Unearned stock compensation
  (Note 7)                                               10         442                      452

Net income                                                                  139,564      139,564

Cash dividends                                                              (52,267)     (52,267)
------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995           -        -     225,943          -      529,471      755,414

Net income                                                                   75,277       75,277

Cash dividends                                                              (52,816)     (52,816)
------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996           -   $    -    $225,943        $ -     $551,932     $777,875
================================================================================================

The Company has 152,000 shares of $25 stated value, six percent cumulative Preferred Stock authorized, but no shares are outstanding.

The accompanying notes are an integral part of these financial statements.



                           PACIFIC TELECOM, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Year Ended December 31,
-----------------------------------------------------------------------------
                                                    1996      1995      1994
-----------------------------------------------------------------------------
                                                       (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income                                    $ 75,277   139,564    81,399
   Adjustments to reconcile net income
    to net cash provided by
    operating activities:
      Depreciation and amortization               111,508   114,282   107,784
      Deferred income taxes and investment
       tax credits, net                            22,296    24,515   (62,329)
      Gain on sale of subsidiaries
       and investments                             (3,705)  (66,526)   (2,073)
      Gains from unconsolidated
       entities, net                               (6,030)   (3,350)   (3,135)
      Accounts receivable and other
       current assets                             (10,868)  (46,165)   (8,089)
      Inventory - North Pacific Cable               6,689     2,206     2,977
      Accounts payable and accrued
       liabilities                                 (3,277)   (5,430)   22,168
      Other                                         5,147    (6,049)    2,666
-----------------------------------------------------------------------------
        Net cash provided by
         operating activities                     197,037   153,047   141,368
-----------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Construction expenditures                     (122,387) (121,753) (148,248)
   Cost of businesses acquired                          -  (368,348)        -
   Investments in and advances
    to affiliates                                  (5,118)   (7,321)   (4,726)
   Proceeds from Alaska
    restructuring (Note 15)                             -   235,076   105,000
   Proceeds from sales of assets                    5,821     3,985    17,656
-----------------------------------------------------------------------------
        Net cash used by investing
         activities                              (121,684) (258,361)  (30,318)
-----------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Increase (decrease) in
    short-term debt                               (72,000)   82,023    (3,190)
   Change in affiliated notes                     (26,131)      459         -
   Proceeds from issuance of
    long-term debt                                135,239   153,810     8,006
   Purchase of common stock                             -      (897)      (48)
   Dividends paid                                 (52,816)  (52,267)  (52,289)
   Payments of long-term debt                     (56,555)  (81,366)  (58,507)
-----------------------------------------------------------------------------
        Net cash provided (used)
         by financing activities                  (72,263)  101,762  (106,028)
-----------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH AND
 TEMPORARY CASH INVESTMENTS                         3,090    (3,552)    5,022

CASH AND TEMPORARY CASH INVESTMENTS
 AT BEGINNING OF YEAR                               6,331     9,883     4,861
-----------------------------------------------------------------------------

CASH AND TEMPORARY CASH INVESTMENTS
 AT END OF YEAR                                  $  9,421     6,331     9,883
=============================================================================

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:

   Interest paid during the year                  $40,030    40,688    36,692
   Income taxes paid during the year               17,911    33,736   102,324

NONCASH INVESTING ACTIVITIES:

   Liabilities disposed of in connection
    with the sale of subsidiaries                       -    85,668        53
   Common stock issued in connection
    with employee benefits                              -       805       299
-----------------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.


                              PACIFIC TELECOM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1996

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of presentation -- The consolidated financial statements include the accounts of Pacific Telecom, Inc. (PTI) and its subsidiaries (Company). The equity method is used to account for those affiliated companies in which the Company exerts significant influence through management agreements or ownership of 20 to 50 percent and for all cellular partnerships in which a Company subsidiary is a partner. All appropriate intercompany transactions and balances have been eliminated. The 1995 and 1994 consolidated financial statements reflect certain reclassifications to conform to the 1996 presentations.

 (b) Industry segmentation -- Although regulatory requirements impose structural separation in its operations, the Company operates predominately in the telecommunications industry through local exchange operations providing switched and non-switched voice and data communication services.

 (c) Regulatory authorities -- The accounting policies of the Company are in conformity with the requirements of the Federal Communications Commission (FCC) and the regulatory agencies of the various states in which the Company operates. The Company prepares its financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Accounting under SFAS 71 is appropriate as long as: rates are established by or subject to approval by independent, third-party regulators; rates are designed to recover the specific enterprise's cost-of-service; and in view of demand for service, it is reasonable to assume that rates are set at levels that will recover costs and can be collected from customers.

 (d) Telecommunications plant -- Telecommunications plant is stated at cost. Additions to plant include direct costs and related indirect charges. Depreciation and amortization are provided using the straight-line method based on the estimated service lives of the various classes of depreciable assets. Amounts charged to operations for depreciation expense reflect methods prescribed by regulators in the Company's regulated operations and, given the Company's operating environment, do not materially differ from estimated useful life determinations used to calculate depreciation estimates of the Company's nonregulated operations. These depreciation estimates and methods are applied consistently in both regulated and public financial presentations. The composite depreciation rate for depreciable telecommunications plant was 6.2 percent in 1996,
         6.1 percent in 1995 and 6.4 percent in 1994.

 (e) Interest during construction -- In accordance with regulatory requirements, the Company's regulated subsidiaries capitalize debt costs applicable to their construction projects. Interest capitalized during 1996 and 1995 was $470,000 and $231,000, respectively.

 (f) Asset impairments -- In December 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable assets to be disposed of. The Company evaluated its assets based on this standard and concluded that no assets qualified as impaired and consequently no adjustments were required.

 (g) Cash and cash equivalents -- The Company considers all investments with original maturities less than 90 days to be cash equivalents.

 (h) Income taxes -- The Company uses the liability method of accounting for income taxes, which requires that deferred income taxes be provided for all differences between the financial statement and tax bases of assets and liabilities. Deferred income taxes result primarily from differences between the financial statement and tax bases of depreciable assets and certain acquired assets, as well as employment related expenses not currently deductible.

         Excess deferred income taxes on regulated assets and liabilities resulting from the decrease in the statutory rates under the Tax Reform Act of 1986, net of an increase arising from the Revenue Reconciliation Act of 1993, are being amortized to income over the composite book life of the related assets as required by regulatory authorities.

         Investment tax credits relating to regulated telephone property, plant and equipment have been deferred and are being amortized over the estimated useful lives of the related assets.

 (i) Intangible assets -- These costs are primarily for franchises of local exchange and cellular companies acquired and goodwill recorded from such acquisitions and are being amortized generally over 40 years. Accumulated amortization of these costs at December 31, 1996 and 1995 was $53,359,000 and $42,703,000, respectively. Intangible assets relating to nonconsolidated investments are included in "Investments" on the balance sheet (Note 9).

 (j) Inventory -- Inventory on the North Pacific Cable represents the construction costs for the cable, which are carried at lower of cost or market and charged to income on an average cost per unit basis as capacity in the cable is sold.

 (k) Software capitalization -- The Company capitalizes initial operating system software development costs and expenses subsequent additions or modifications to operating system software. The Company also capitalizes application software that is purchased at a cost of $10,000 or more and with a useful life in excess of one year.

 (l) Accrued access and unearned revenue -- Advance billings creditable to revenue accounts in future months and advance payments made by prospective customers prior to establishment of services are recorded in accrued access and unearned revenue until the service is rendered or cleared from this account as refunds are made.

 (m) Revenue recognition -- The Company's subsidiaries participate in access revenue pools for certain interstate and intrastate revenues, which are initially recorded based on estimates. Certain network access revenues are estimated under cost separations procedures that base revenues on current operating costs and investments in facilities to provide such services. These estimates are subject to subsequent adjustment in future accounting periods as refined operational information becomes available.

 (n) Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

 (o) Regulatory assets and liabilities -- In accordance with SFAS 71, the Company's LEC operations capitalize certain costs (regulatory assets) in accordance with regulatory authority whereby those costs will be expensed and recovered in future periods. At December 31, 1996 and 1995, the Company had $502,000 and $704,000, respectively, in regulatory assets and $5,873,000 and $8,900,000, respectively, in regulatory liabilities on its balance sheet. The regulatory assets were included in "Deferred charges" and the regulatory liabilities were included in "Other long-term liabilities." The regulatory assets arose from the income tax benefits provided to current ratepayers for pre-1987 tax deductible expenses that were capitalized on the books of the Company and for which no deferred taxes were provided. These regulatory assets are being reduced as the capitalized amounts are depreciated on the books and those expenses are recovered. The regulatory liabilities are made up of three items. The first relates to the excess deferred taxes that resulted from a reduction in the Federal tax rate from 46 percent to 35 percent. This excess will not be paid to the Federal government, but rather will reduce future revenue requirements from customers over the average life of the assets that generated the difference. The second item in the regulatory liability is the tax savings resulting from this reduced revenue requirement created by the amortization of the excess deferred taxes. The final item is a similar reduction in revenue requirements due to the tax savings resulting from amortization of deferred investment tax credits.


NOTE 2.  TRANSACTIONS WITH RELATED PARTIES

The Company is a wholly-owned subsidiary of PacifiCorp Holdings, Inc. (Holdings), which is a wholly-owned subsidiary of PacifiCorp. On September 27, 1995, holders of a majority of the approximately 5.3 million shares of outstanding common stock held by minority shareholders voted in favor of the merger of a wholly-owned subsidiary of Holdings into the Company. As a result of the merger, the common stock held by minority shareholders (other than shares as to which dissenters' rights were perfected) were converted into the right to receive $30.00 per share in cash, and the Company became a wholly-owned subsidiary of Holdings with 100 shares of no par value common stock outstanding. At December 31, 1996, a liability in the amount of $27,930,000 included amounts to be paid to dissenters in the merger based on $30.00 per share fair value for shares and accrued interest at a rate equal to 5.97 percent per annum. The Company also recorded a receivable from Holdings in the amount of the accrued liability to dissenters.

 (a) Notes payable -- The Company has an agreement that permits temporary cash advances to or from Holdings at short-term borrowing rates (Note 10). Interest expense on borrowings from Holdings was $10,000 in 1996. There were no borrowings from Holdings in 1995 and 1994. Interest income related to cash advances to Holdings was $1,660,000 in 1996, $577,000 in 1995
         and $777,000 in 1994. Interest income for 1996 and 1995 mainly relates to the note receivable from Holdings for estimated amounts due dissenters.

 (b) Long-term debt -- At December 30, 1996, the Company issued Series C Medium-term Notes in the amount of $33,499,000 to PacifiCorp Environmental Remediation Company, a wholly-owned subsidiary of Holdings. Holding has agreed to pay the Company a fee of $10,000 annually for each year the notes are outstanding. See Note 11 for additional information relating to these notes.

 (c) Accounts and notes receivable - affiliates -- These amounts generally represent billings to affiliates for services provided by the Company. The 1996 and 1995 amounts primarily reflect the amount due from Holdings for estimated amounts due dissenters' and a tax refund receivable from Holdings. In 1996, the amount also represents cash advances to Holdings of $26,131,000.

 (d) Access expense -- The long lines subsidiary sold during 1995 recognized approximately $10,001,000 for the first seven months of 1995 and $18,332,000 in 1994 of interstate and intrastate access expense related to the Company's local exchange companies in Alaska. Due to the tariffed nature of these charges, the amounts were recorded as network access service revenues by the local exchange companies and have not been eliminated in the consolidated financial statements.

 (e) Income taxes -- The Company participates with PacifiCorp in filing consolidated income tax returns. The Company's income tax provisions are based on a separate company calculation of income taxes.

 (f) Management fees -- The Company pays PacifiCorp a management fee for administrative services PacifiCorp provides to the Company. Management fees paid to PacifiCorp were $2,214,000 in 1996, $1,289,000 in 1995 and $871,000 in 1994.

 (g) The Company rents its headquarters building from a 50 percent owned partnership. Annual rent was $1,661,000 in 1996, 1995 and 1994, 50 percent of which was included in administrative support.

NOTE 3.  TELECOMMUNICATIONS PLANT IN SERVICE

The balances by category of Telecommunications Plant in Service at December 31 are (in thousands):

                                       Average
                                      Remaining
                                        Life          1996          1995
--------------------------------------------------------------------------
 Central Office Equipment                13       $  560,841       520,810
 Poles, Cable and Conduit                20          874,308       826,075
 Building and Towers                     29           85,116        91,331
 Other                                   11          111,178       132,046
--------------------------------------------------------------------------
      Total Telecommunications
       Plant in Service                           $1,631,443     1,570,262
==========================================================================

Depreciation expense was $97,131,000, $101,966,000 and $97,784,000 for 1996,
1995 and 1994, respectively. Depreciation expense declined in 1996 relating to the sale of Alascom, Inc. (Alascom) in 1995. This was partially offset by increases related to acquisitions.

NOTE 4.  LEASE AND MAINTENANCE ARRANGEMENTS

The Company's operating lease and maintenance agreements relate to the use of headquarters buildings, data processing and customer premise equipment, terrestrial communications circuits and cable maintenance and backhaul. These agreements generally contain provisions or options to renew the agreements at fair market rental rates. The Company has no material capital lease obligations at this time. Under these noncancellable operating lease and maintenance agreements, minimum annual rental commitments are as follows (in thousands):


     Year Ending December 31,
-----------------------------------------------------------------------

            1997                                                $17,442
            1998                                                 11,786
            1999                                                  5,423
            2000                                                  3,158
            2001                                                  2,265
            2002 and beyond                                       4,765
-----------------------------------------------------------------------
              Total minimum lease and maintenance payments      $44,839
=======================================================================

Rent expense approximated $16,960,000 in 1996, $36,591,000 in 1995 and
$41,688,000 in 1994. These amounts included rent expense for Alascom of $17,939,000 in 1995 and $28,148,000 in 1994.


NOTE 5.  SALE OF SUBSIDIARIES

During 1996, the Company sold several cellular properties. These transactions resulted in proceeds of $5,286,000 and after-tax gains of $2,269,000.

See Note 15 for information regarding the sale of Alascom to AT&T Corp. (AT&T) in August 1995.

On April 29, 1994, the Company completed the sale of PTI Harbor Bay, Inc. and Upsouth Corporation, to IntelCom Group, Inc. for 1,183,147 shares of IntelCom common stock and $200,000 in cash. On October 17, 1994, the Company sold its IntelCom stock. Cash proceeds of $15,934,000 and a gain of $1,007,000, net of tax and selling expenses, were recognized in 1994.


NOTE 6.  INCOME TAXES

The Company's effective combined state and federal income tax rate was 38.7 percent in 1996, 25.2 percent in 1995 and 33.4 percent in 1994. The difference between taxes calculated as if the statutory federal tax rate of 35 percent were applied to pre-tax income and the recorded tax expense is due to the following:

                                                  Year Ended December 31,
-------------------------------------------------------------------------
                                                  1996     1995     1994
-------------------------------------------------------------------------
                                                      (in thousands)

 Tax expense at statutory rates                 $42,955   65,302   42,758
 State income taxes                               6,639   14,491    1,702
 Federal benefit of state income taxes           (2,324)  (5,072)    (596)
 Amortization of investment tax credits          (1,714)  (3,098)  (4,355)
 Amortization of excess deferred income taxes      (595)    (451)  (1,776)
 Amortization of acquisition costs in excess
  of equity                                       2,056    2,018    2,086
 Alascom gain (a)                                    -   (23,278)      -
 Other                                              437   (2,900)     947
-------------------------------------------------------------------------
   Recorded tax expense                         $47,454   47,012   40,766
=========================================================================

 Income tax expense consisted of:
 Taxes currently provided                       $25,158   22,497  103,095
 Deferred income taxes (b)                       24,010   27,613  (57,974)
 Investment tax credits                          (1,714)  (3,098)  (4,355)
-------------------------------------------------------------------------
                                                $47,454   47,012   40,766
=========================================================================

 (a) The financial statement gain on the sale of Alascom was recorded without federal or state income tax expense, because the tax basis in Alascom was greater than the selling price. The tax basis was significantly greater than the book basis due to Alascom's required tax recognition of the $150,000,000 in transition payments due from AT&T under a 1994 FCC order. The Company has not historically provided deferred tax liabilities or assets under SFAS 109 for book/tax differences on investments in subsidiaries. As a result, the tax benefit of the higher tax basis in Alascom was realized in 1995 with the sale.

 (b) During 1994, prepaid taxes of $61,500,000 were reported due to the FCC ordered transition payments of $150,000,000. Also, in 1995, the Company had deferred tax increases associated with book/tax differences on the newly acquired assets from USWC.


The tax effect of significant items comprising the Company's net deferred tax liability are as follows:

                                                   Year Ended December 31,
-------------------------------------------------------------------------
                                                    1996            1995
-------------------------------------------------------------------------
                                                       (in thousands)
 Deferred tax liabilities:
  Plant in service                               $124,324          94,602
  Cellular acquisition adjustments                 43,388          45,224
 Deferred tax assets:
  Employment related liabilities                  (13,736)        (12,243)
  Valuation adjustments                               581          (3,902)
  Reserve for self insurance                       (2,848)         (3,808)
  Other                                            (2,388)          2,661
-------------------------------------------------------------------------
     Net deferred tax liability                   149,321         122,534
=========================================================================
 Noncurrent tax liabilities                       152,116         126,539
 Current tax assets                                (2,795)         (4,005)
-------------------------------------------------------------------------
                                                 $149,321         122,534
=========================================================================

NOTE 7.  PENSION PLAN

Substantially all employees of the Company, except those who are members of one local of the International Brotherhood of Electrical Workers (IBEW), are covered under the Company's pension plan. The Company recognized costs of $1,173,000, $1,074,000 and $1,065,000 in 1996, 1995 and 1994, respectively, for contributions to the IBEW pension plans and $1,747,000 and $3,110,000 in 1995 and 1994, respectively, for contributions to the International Brotherhood of Teamsters. With the sale of Alascom in August 1995, the Company has no further obligation to pay for pension benefits of employees represented by the International Brotherhood of Teamsters. The Company's plan provides benefits based upon an employee's total years of service and the highest five years compensation during the last 10 years of service. The Company's policy is to fund annually up to the maximum amount of the unfunded pension liability that can be deducted for federal income tax purposes.

The Company's unrecognized net asset resulting from the initial application of SFAS 87 - "Employer Accounting for Pensions", was amortized over a 10-year period that ended in 1996 for the Company's original plan and is being amortized over a 20-year period ending in 2006 for the North-West Telecommunications, Inc. plan that was merged with the Company's plan on January 1, 1993. Net pension cost and funded status of the pension plan are summarized as follows:

                                  December 31,
------------------------------------------------------------------------------
                                                    1996      1995       1994
------------------------------------------------------------------------------
                                 (in thousands)

 Service cost of benefits earned                  $ 4,163     3,724      4,308
 Interest cost on the projected
  benefit obligation                               10,697    10,765      9,954
 Actual loss (gain) on assets                     (13,638)  (32,633)     1,592
 Net amortization and deferral                     (2,118)   18,947    (15,845)
------------------------------------------------------------------------------
    Total pension (income) expense                $  (896)      803          9
==============================================================================
    Early retirement program                      $ 2,520         -         -
==============================================================================

 Actuarial present value of benefit obligations:
    Accumulated benefit obligation               $133,123   141,574    112,176
==============================================================================
    Portion of accumulated benefit
     obligation vested                           $131,792   140,022    111,041
==============================================================================
    Projected benefit obligation                 $156,406   167,317    131,530
    Plan assets at fair value, primarily
     listed stocks and bonds                      171,428   154,316    129,582
------------------------------------------------------------------------------

 Plan assets in excess of (less than)
  projected benefit obligation                     15,022   (13,001)    (1,948)
 Unrecognized net loss (gain)                     (21,150)    6,749     (4,393)
 Unrecognized prior service benefit                (1,784)   (2,029)    (2,291)
 Unrecognized net asset remaining from
  initial application of SFAS 87                   (2,663)   (4,536)    (6,409)
------------------------------------------------------------------------------

Pension liability at December 31                 $(10,575)  (12,817)   (15,041)
==============================================================================

Assumptions used to develop pension plan information were:
    Discount rate                                    7.50%     7.25%     8.50%
    Estimated long-term rate of return
     on assets                                       9.00      9.00      9.00
    Assumed rate of increase in
     compensation levels                             4.50      5.00      5.00
------------------------------------------------------------------------------

The Company's pension liability at December 31, 1996 and 1995 was included in "Other long-term liabilities" on the balance sheet.

In December 1996, the Company offered an early retirement program to a group of corporate employees. The Company recognized an expense of $2,520,000 relating to this early retirement program.

In August 1995, the Company sold Alascom to AT&T (Note 15), which resulted in a pre-tax curtailment gain of $3,401,000. This gain was included in "Gain on sale of subsidiaries and investments."

The Company participates in PacifiCorp's K Plus Employee Stock Ownership and Savings Plan. Under this plan, eligible employees may elect to contribute a portion of their pay, within specified limits, to the Plan. The Company makes a matching contribution of 50 percent of the employee's elective contribution. Employee elective contributions subject to matching are limited to six percent of pay. In addition, the Company makes a fixed contribution of two percent of pay per year. The costs to the Company for these contributions in 1996, 1995 and 1994 were $2,882,000, $2,262,000 and $2,991,000, respectively.

PacifiCorp has a long-term incentive plan for certain executive employees of the Company. Participants are eligible to receive shares of PacifiCorp's common stock, plus dividend equivalents in cash based on a determination of PacifiCorp's Board of Directors. Until September 1995, the Company had its own separate long-term incentive plan for certain executive employees and awards were in the Company's stock. Under this previous plan participants received grants of restricted shares of the Company's common stock based on a determination of the Company's Board of Directors. The costs to the Company for these benefit plans amounted to $311,000, $300,000 and $80,000 in 1996, 1995 and 1994, respectively. Awards granted under these plans that are not yet vested are included as a liability. Upon completion of the merger with a subsidiary of Holdings (Note 2), all unvested shares of the Company's stock were converted to PacifiCorp shares on the basis of the merger consideration.


NOTE 8.  OTHER POSTRETIREMENT BENEFITS

The Company provides health care and life insurance benefit to eligible retired employees. Substantially all employees of the Company are covered under the Company's postretirement health care and life insurance plans. The postretirement health care and life insurance plans are noncontributory as long as the Company's cost per retiree remains below $300 per month ($600 per family per month). Generally, the health care plan pays stated percentages of most medical expenses, reduced for any deductible and payments made by government programs.

The Company recognizes the cost of postretirement benefits over the active service period of its employees. The Company's policy is to fund annually an amount of the postretirement benefit liability that will systematically reduce that liability using available funds and allow deductibility for federal income tax purposes. Due to income tax regulations that restrict the deductibility of certain contributions for postretirement benefits, the Company has elected to make non-tax deductible contributions to meet funding requirements imposed by state regulatory commissions. The Company funded $10,458,000, $13,254,000 and $2,429,000 in 1996, 1995 and 1994, respectively, through contributions to restricted trust funds and directly paying postretirement benefit costs to third parties. The Company anticipates making additional contributions into 401(h), VEBA and other trusts for 1997 totalling approximately $5,700,000. The Company recognizes the transition obligation, which represents the previously unrecognized prior service cost, over a period of 20 years.

The net funded status for the combined plans is shown below (in thousands):

                                  December 31,
-----------------------------------------------------------------------------
                                                    1996       1995      1994
-----------------------------------------------------------------------------
 Accumulated postretirement benefit obligation (APBO):

   Retirees and dependents                        $41,517     43,415    37,119
   Fully eligible active plan participants         12,147     11,677    11,089
   Other active plan participants                  29,779     26,498    22,198
------------------------------------------------------------------------------
   APBO                                            83,443     81,590    70,406
 Plan assets at fair value, primarily
  listed stocks and bonds                         (31,131)   (21,977)   (8,503)
------------------------------------------------------------------------------
 APBO in excess of plan assets                     52,312     59,613    61,903
 Unrecognized transition obligation               (27,839)   (29,579)  (34,521)
 Unrecognized prior service cost                      491        552       675
 Unrecognized net loss from
  changes in assumptions                           (2,994)    (6,853)   (1,666)
------------------------------------------------------------------------------
   Accrued postretirement benefit cost            $21,970     23,733    26,391
==============================================================================


Net periodic postretirement benefit cost included the following components (in thousands):

                                                    1996       1995      1994
------------------------------------------------------------------------------
 Service cost                                      $2,706      2,030     2,307
 Interest cost on accumulated
  postretirement benefit obligation                 5,971      5,891     5,836
 Actual return on plan assets                      (1,931)    (1,902)      180
 Amortization of transition
  obligation over 20 years                          1,740      1,844     1,918
 Net amortization and deferral                        (40)     1,010      (620)
------------------------------------------------------------------------------
 Expenses                                           8,446      8,873     9,621
 Early retirement program                             250          -         -
------------------------------------------------------------------------------
    Net periodic postretirement
     benefit cost                                  $8,696      8,873     9,621
==============================================================================

Assumptions used to develop the accumulated postretirement benefit obligation information were:

                                                        1996    1995    1994
-----------------------------------------------------------------------------

      Discount rate                                     7.50%   7.25%   8.50%
      Estimated long-term rate of return on assets      9.00    9.00    9.00
      Health care cost trend rate-under 65             11.00   11.00   11.00
      Health care cost trend rate-over 65              10.50   10.00   10.00
      Ultimate health care cost trend rate              4.50    4.50    5.50
-----------------------------------------------------------------------------

The assumed health care cost trend rates gradually decrease over nine years. The health care cost trend rate assumptions have a significant effect on the amounts reported. Increasing the assumed health care cost trend rate by one percentage point would increase the postretirement benefit obligation as of December 31, 1996 by $2,238,000, and the annual net periodic postretirement benefit costs by $272,000.

In December 1996, the Company offered an early retirement program to a group of corporate employees. The Company recognized an expense of $250,000 relating to this early retirement program.


In August 1995, the Company sold Alascom to AT&T (Note 15). As a result of this sale, the Company recognized a one time pre-tax curtailment loss of $1,401,000. This loss was included in "Gain on sale of subsidiaries and investments."

The Company's long-term portion of the accrued postretirement benefit cost appears in "Other long-term liabilities" and the current portion of the accrued postretirement benefit cost appears in "Accrued liabilities" on the balance sheet at December 31, 1996.


NOTE 9.  INVESTMENTS

The investment balances, which included interest bearing advances of $10,037,000 and $5,000,000 at December 31, 1996 and 1995, respectively, are summarized as follows:

                                                      December 31,
----------------------------------------------------------------------
                                                   1996          1995
----------------------------------------------------------------------
                                                     (in thousands)
 Equity investments:
  Cellular partnerships (a)                     $111,505       110,223
  Other equity investees                           2,375         1,500
 Cost investments:
  Cellular partnerships                              657           767
  Other                                           17,084        12,065
----------------------------------------------------------------------
                                                $131,621       124,555
======================================================================

 (a) Cellular partnerships include goodwill of $23,383,000 in 1996 and $23,150,000 in 1995, which is net of accumulated amortization of $4,284,000 and $3,432,000, respectively.


NOTE 10. SHORT-TERM DEBT

Short-term debt consisted of outstanding notes payable under borrowing arrangements with various banks and other lenders. Information regarding short-term debt follows:

                              At December 31,            During the Year
----------------------------------------------  --------------------------------
                                       Average                          Average
                                      Interest    Maximum      Average  Interest
                             Balance    Rate    Outstanding  Outstanding  Rate
--------------------------------------------------------------------------------
                                      (in thousands, except percentages)

 1996
 ----
  Notes payable - banks      $18,000    5.6%      $80,000      $56,521      5.7%
  Notes payable - holdings        -      -          4,869           66      6.1

 1995
 ----
  Notes payable - banks      $90,000    5.9%     $242,166     $118,874      6.2%
  Notes payable - other           -      -          8,845        3,655      8.2

 1994
 ----
  Notes payable - banks      $12,000    6.8%      $20,000       $9,292      5.0%
  Notes payable - other        9,713    8.4        11,713        5,164      5.6
--------------------------------------------------------------------------------

The average interest rate is calculated by dividing the actual short-term interest expense by the average daily weighted balance short-term debt outstanding for the year.


NOTE 11. LONG-TERM DEBT

Long-term debt consisted of the following:
                                  December 31,
--------------------------------------------------------------------------
                                                         1996        1995
--------------------------------------------------------------------------
                                 (in thousands)

 2% - 11.8% First mortgage notes payable
   under U.S. Government-sponsored loan
   programs, maturities through 2028                  $133,330     137,173
 9.5% First mortgage notes,
   maturities through 1999                               6,000       6,039
 8% - 9.8% Unsecured notes,
   maturities through 2007                              22,390      23,325
 6.6% - 9.4% Unsecured medium-term notes,
   maturities through 2008                             323,500     223,500
 6% Unsecured medium-term notes,
   maturities through 2006 (b)                          33,499           -
 6.1% Commercial paper                                       -      50,000
 5.6% Other available banking
   arrangements (c)                                     25,000      25,000
--------------------------------------------------------------------------
    Total                                              543,719     465,037
 Less current maturities                                15,813       5,535
--------------------------------------------------------------------------
    Total long-term debt                              $527,906     459,502
==========================================================================

 (a) The weighted average cost of long-term debt outstanding at December 31, 1996 was 7.2 percent. The Company has small amounts of debt which have higher rates than prevailing interest rates due to prepayment restrictions.

 (b) Variable rate debt based on the Company's commercial paper rate is convertible to a fixed rate at the option of the holder after December 30, 1998. Once the debt has been converted to fixed rate debt, Holdings will indemnify the Company for the incremental interest expense incurred for rates exceeding 6.75 percent.

 (c) Based upon management's intent and the Company's ability to support the debt on a long-term basis through its revolving credit agreement, $25,000,000 of borrowings under other available banking arrangements at December 31, 1996, were classified as long-term debt.


The Company has a $300,000,000 revolving credit agreement. Borrowings under the revolving credit agreement bear interest at rates based on bids from participating banks, certain prime rates, interbank borrowing rates or certificate of deposit rates. The revolving credit agreement has been renewed for a term ending in November 1999. Annual commitment fees on the revolving credit agreement are currently .125 percent of the total authorized amount. Funds that could be borrowed under the revolving credit agreement at December 31, 1996 were $300,000,000.

At December 31, 1996, approximately $638,697,000 of "Telecommunications plant in service" was pledged as collateral under various loan agreements. Certain agreements also contain provisions restricting the payment of cash dividends. At December 31, 1996, consolidated retained earnings available for dividends and other distributions were $242,037,000, all of which were available from the retained earnings of subsidiaries.

Long-term debt maturing annually within each of the four years subsequent to 1997 is as follows: 1998 -$29,071,000; 1999 - $48,156,000; 2000 - $6,574,000;
2001 - $66,546,000.


NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are summarized as follows:

                                       December 31, 1996      December 31, 1995
--------------------------------------------------------------------------------
                                     Carrying  Estimated    Carrying  Estimated
                                      Amount   Fair Value    Amount   Fair Value
--------------------------------------------------------------------------------
                                                   (in thousands)

 Cash and temporary investments
  and net trade accounts (a)         $121,333    121,333      80,698     80,698
 Investments at cost (Note 9) (b)      17,741     17,741      12,832     13,326
 Long-term debt and notes payable
  (Notes 10 and 11) (c)               561,719    569,193     555,037    578,024
--------------------------------------------------------------------------------

 (a) The carrying amount approximates fair value because of the short maturity of these instruments.

 (b) The fair values of the other investments are estimated based on quoted market prices for these or similar investments, or the investment's ability to return cash to the Company through operations or through the sale of the investment.

 (c) The fair value of the Company's long-term debt is estimated using the discounted cash flow method based on the quoted market rates and prices for the same or similar issues of the same remaining maturities. The discount rate is determined using U.S. Treasury rates plus the average spread for the Company quoted by several dealers. Prepayment penalties and other costs of debt retirement are not reflected in these estimates.

NOTE 13.  COMMITMENTS AND CONTINGENCIES

The Company has signed agreements with US West Communications, Inc. (USWC), GTE North Incorporated and the City of Fairbanks to purchase certain telephone assets or operations in Minnesota, Michigan and Fairbanks, Alaska for approximately $248 million in cash, which includes approximately $20 million for cash to be acquired in the acquisitions. Completion of these transactions will be dependent upon appropriate regulatory approvals, expected to be received during 1997.

Expenditures under the Company's 1997 construction and capital expenditure program are expected to approximate $137,000,000. There are currently no long-term construction projects underway.

The Company is a party to various legal claims, actions and complaints. Although the ultimate resolution of legal proceedings cannot be predicted with certainty, management believes that disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

NOTE 14.  ACQUISITIONS

During 1995, the Company closed transactions in Colorado, Washington and Oregon to acquire local exchange properties from USWC. On February 15, 1995, the Company purchased assets in Colorado representing 45 local exchanges serving approximately 53,000 access lines for $202,070,000. On September 30, 1995, the Company purchased assets in Washington representing 26 local exchanges serving approximately 20,000 access lines for $92,794,000. On October 20, 1995, the Company purchased assets in Oregon representing 23 exchanges serving approximately 17,000 access lines for $81,500,000. These purchase prices were based on a multiple of net book value of USWC assets acquired with certain purchase price adjustments calculated at closing. Funds used for the purchases were provided from proceeds received in the sale of Alascom (Note 15), issuance of medium-term notes and short-term borrowings.


NOTE 15.  SALE OF ALASCOM, INC.

On August 7, 1995, the Company sold its Alaska long distance communication subsidiary, Alascom to AT&T. The Company received total cash proceeds of $365,500,000 paid in three payments and recognized an after-tax gain of $66,376,000. In July 1994, AT&T paid a $75,000,000 transition payment to Alascom that PTI retained. In October 1994, AT&T paid a $30,000,000 down payment at the time of the signing of the sale agreement. The remaining $260,500,000 was paid at closing. The Company used the proceeds to fund the asset purchases closed in 1995 (Note 14).

Condensed income information for Alascom is as follows:

                                    Seven months          Twelve months
                                   ended July 31,      ended December 31,
                                        1995                  1994
--------------------------------------------------------------------------
                                             (in thousands)

      Operating revenues               $193,126              343,506
      Operating income                   36,914               80,651
--------------------------------------------------------------------------


NOTE 16.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for 1996 and 1995 are as follows:

  Three Months Ended               Dec. 31   Sept. 30   June 30   March 31
--------------------------------------------------------------------------
                                                (in thousands)
 1996
 ----
  Operating revenues             $134,937   $136,609   $126,761   $122,823
  Operating income                 43,908     41,555     37,914     35,355
  Net income                       20,781     20,435     18,044     16,017

 1995
 ----
  Operating revenues             $128,975   $141,326   $190,228   $179,606
  Operating income                 40,479     39,184     45,493     40,155
  Net income                       18,175     84,250     20,412     16,727
--------------------------------------------------------------------------

Decreased revenues and operating income in the first and second quarters of 1996 and decreased net income in the third quarter of 1996 resulted from the sale of Alascom in 1995 (Note 15).

                              * * * * *

                          PACIFIC TELECOM, INC.
                       Consolidated Balance Sheets
                              (Unaudited)


                                 ASSETS
                                 ------

                                          September 30,     December 31,
                                              1997             1996
-----------------------------------------------------------------------
                                                  (In thousands)
Current assets:
  Cash and temporary cash investments      $   10,179             9,421
  Accounts receivable                         105,486            97,705
  Accounts and notes receivable -
    affiliates (Note 2)                        12,650            62,345
  Material and supplies (at average cost)       9,842             8,676
  Inventory - North Pacific Cable              40,389            53,883
  Other                                         9,318             6,428
-----------------------------------------------------------------------
     Total current assets                     187,864           238,458

Investments                                   120,213           131,621

Plant in service:
  Telecommunications                        1,791,298         1,631,443
  Other                                        22,646            22,444
  Less accumulated depreciation               819,763           721,462
-----------------------------------------------------------------------
                                              994,181           932,425
  Construction work in progress                22,508            16,140
-----------------------------------------------------------------------
     Net plant                              1,016,689           948,565

Intangible assets - net                       409,498           365,451

Deferred charges                               26,557            17,713
-----------------------------------------------------------------------
     Total assets                          $1,760,821         1,701,808
=======================================================================


                  LIABILITIES AND SHAREHOLDER'S EQUITY
                  ------------------------------------

Current liabilities:
  Currently maturing long-term debt        $   39,045            15,813
  Notes payable                                90,000            18,000
  Accounts payable                             50,814            48,138
  Accrued liabilities                          46,443            52,788
  Dissenters' rights (Note 2)                  15,043            27,930
  Accrued access and unearned revenue           5,014             7,216
-----------------------------------------------------------------------
     Total current liabilities                246,359           169,885

Long-term debt                                478,842           527,906

Deferred income taxes (Note 4)                157,917           152,116

Unamortized investment tax credits              4,169             5,203

Other long-term liabilities                    54,492            51,607

Minority interest                              17,157            17,216

Shareholder's equity:
  Common stock                                    -                 -
  Additional paid-in capital                  225,943           225,943
  Retained earnings (Note 3)                  575,942           551,932
-----------------------------------------------------------------------
     Total shareholder's equity               801,885           777,875
-----------------------------------------------------------------------
     Total liabilities and
       shareholder's equity                $1,760,821         1,701,808
=======================================================================

See accompanying notes to consolidated financial statements.


                          PACIFIC TELECOM, INC.
                    Consolidated Statements of Income
                               (Unaudited)


                                       Three Months Ended  Nine Months Ended
                                         September 30,       September 30,
-----------------------------------------------------------------------------
                                         1997      1996      1997      1996
-----------------------------------------------------------------------------
                                                    (In thousands)
Operating revenues:
  Local network service               $  39,545    35,530   112,719   101,970
  Network access service                 69,208    64,244   198,706   190,372
  Long distance network service             490       441     1,295     1,203
  Sales of cable capacity                12,300     6,030    12,412     8,279
  Cellular                               15,612    12,990    38,632    32,367
  Other                                  16,854    17,373    52,401    52,001
-----------------------------------------------------------------------------
     Total operating revenues           154,009   136,608   416,165   386,192
-----------------------------------------------------------------------------

Operating expenses:
  Plant support                          26,408    24,919    72,792    69,892
  Depreciation and amortization          27,209    25,644    80,420    76,532
  Other operating expense                 8,625     8,543    25,100    24,211
  Cost of cable sales                     9,030     5,126     9,084     6,652
  Customer operations                    11,538    11,705    33,187    34,179
  Administrative support                 14,666    14,350    46,790    45,349
  Taxes other than income taxes           5,456     4,766    15,588    14,553
-----------------------------------------------------------------------------
     Total operating expenses           102,932    95,053   282,961   271,368
-----------------------------------------------------------------------------

Operating income                         51,077    41,555   133,204   114,824
-----------------------------------------------------------------------------

Other income (expense):
  Interest expense                      (10,052)   (9,765)  (30,240)  (30,104)
  Interest income                         1,079       995     2,569     2,196
  Gain on sale of subsidiaries and
   investments                                -         -     1,317     3,705
  Equity income                           2,945     1,992     6,636     4,977
  Other                                  (1,171)   (1,331)   (6,802)   (6,405)
-----------------------------------------------------------------------------
      Other expense - net                (7,199)   (8,109)  (26,520)  (25,631)
-----------------------------------------------------------------------------
Income before income taxes               43,878    33,446   106,684    89,193

Income taxes (Note 4)                    16,613    13,011    41,797    34,697
-----------------------------------------------------------------------------
Net income                            $  27,265    20,435    64,887    54,496
=============================================================================

See accompanying notes to consolidated financial statements.



                          PACIFIC TELECOM, INC.
                   Consolidated Statements of Cash Flows
                                (Unaudited)

                                Nine Months Ended
                                  September 30,
----------------------------------------------------------------------------
                                                             1997      1996
----------------------------------------------------------------------------
                                 (In thousands)
Cash Flows from Operating Activities:
 Net income                                               $ 64,887    54,496
   Adjustments to reconcile net income
    to net cash provided by operating activities:
     Depreciation and amortization                          86,817    83,930
     Deferred income taxes and investment
      tax credits, net                                       6,189    15,386
     Gain on sale of subsidiaries and investments           (1,317)   (3,705)
     Gains from unconsolidated entities, net                (6,636)   (4,996)
     Accounts receivable and other current assets           (5,474)  (26,498)
     Inventory - North Pacific Cable                         9,084     6,652
     Accounts payable and accrued liabilities              (12,247)   23,877
     Other                                                   7,273    (3,173)
----------------------------------------------------------------------------
     Net cash provided by operating activities             148,576   145,969
----------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Construction expenditures                               (84,902)  (79,585)
   Cost of businesses acquired                            (105,410)      -
   Investments in and advances to affiliates                (5,711)   (6,495)
   Proceeds from sales of assets                            11,968     5,715
----------------------------------------------------------------------------
     Net cash used by investing activities                (184,055)  (80,365)
----------------------------------------------------------------------------
Cash Flows from Financing Activities:
   Increase (Decrease) in short-term debt                   47,000   (56,000)
   Change in affiliated notes                               34,435    (3,562)
   Proceeds from issuance of long-term debt                    -      51,740
   Dividends paid                                          (40,875)  (39,567)
   Payments of long-term debt                               (4,323)   (5,119)
----------------------------------------------------------------------------
     Net cash used by financing activities                  36,237   (52,508)
----------------------------------------------------------------------------
Increase in Cash and Temporary Cash Investments                758    13,096

Cash and Temporary Cash Investments at
  Beginning of Period                                        9,421     6,331
----------------------------------------------------------------------------

Cash and Temporary Cash Investments at
  End of Period                                           $ 10,179    19,427
============================================================================

Supplemental Disclosures of Cash Flow Information:
  Cash paid during the nine months ended September 30 for:
    Interest                                              $ 36,195    35,727
    Income Taxes                                            25,296    12,489
 North Pacific Cable inventory reclassisfied
   to Telecommunications - Plant in service                  4,409       -
 Noncash Investing Activities:
   Liabilities assumed in connection with the
    acquisition of subsidiaries                              4,834       -
----------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


                             Pacific Telecom, Inc.
              Condensed Notes to Consolidated Financial Statements
                              September 30, 1997
                                 (Unaudited)



1. The consolidated financial statements include all normal adjustments which, in the opinion of management, are necessary to present fairly the consolidated financial position at September 30, 1997, and the consolidated results of operations for the three and nine months ended September 30, 1997 and 1996 and cash flows for the nine months ended September 30, 1997 and 1996. These consolidated financial statements should be read in conjunction with the financial statements and related notes included in the latest annual report filed on Form 10-K of Pacific Telecom, Inc. (Company). The consolidated results of operations presented herein are not necessarily indicative of the results to be expected for the year. The 1996 consolidated financial statements reflect certain reclassifications to conform to the current year presentation. These reclassifications have no effect on previously stated net income.

2. The Company is a wholly-owned subsidiary of PacifiCorp Holdings, Inc. (Holdings), which is a wholly-owned subsidiary of PacifiCorp. See "Part II,
   Item 5 - Other Information" in the Company's Form 10-Q for the quarter ended June 30, 1997, for information regarding the pending sale of all Pacific Telecom, Inc. outstanding common stock to Century Telephone Enterprises, Inc.

   The current liability for dissenters' rights decreased from the year end balance due to payments made to dissenting shareholders. See Note 2 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, for information related to the affiliated note for amounts to be paid dissenters relating to the minority buy-out. See "Part II, Item 1 - Legal Proceedings" in the Company's Form 10-Q for the quarter ended June 30, 1997, for information relating to a lawsuit involving dissenters and the Company.

3. Certain loan agreements contain provisions restricting the payment of cash dividends. Retained earnings of approximately $238.0 million were available for dividends and other distributions at September 30, 1997.

   The Company's ratio of earnings to fixed charges for the nine months ended September 30, 1997, calculated in accordance with Item 503 of Regulation S-K under the Securities Exchange Act of 1934, was 4.1 to 1.

4. The Company's effective combined state and federal income tax rates were 39.2 percent and 38.9 percent for the nine months ended September 30, 1997 and 1996, respectively.

   The difference between taxes calculated at the statutory federal tax rates and the effective combined rates for 1997 and 1996 is reconciled as follows:

                                                     1997       1996
---------------------------------------------------------------------
      Federal statutory rate                         35.0%      35.0%
      State income taxes, net of federal benefit      3.4        3.6
      Amortization of investment tax credits         (1.0)      (1.4)
      Amortization of excess deferred income taxes    (.4)       (.5)
      Amortization of excess cost                     1.6        1.8
      Other                                            .6         .4
---------------------------------------------------------------------
      Effective tax rate                             39.2%      38.9%
=====================================================================

The components of income tax expense are as follows:


                                       Three Months Ended   Nine Months Ended
                                           September 30,        September 30,
-----------------------------------------------------------------------------
                                          1997      1996       1997     1996
-----------------------------------------------------------------------------
                                                    (In thousands)

      Federal income taxes              $14,155    12,104     36,065   29,702
      State income taxes                  2,458       907      5,732    4,995
-----------------------------------------------------------------------------
                                        $16,613    13,011     41,797   34,697
=============================================================================

      Income taxes currently payable    $17,677       951     35,556   19,312
      Deferred income taxes                (711)   12,492      7,300   16,680
      Amortization of deferred
        investment tax credits             (353)     (432)    (1,059)  (1,295)
-----------------------------------------------------------------------------
                                        $16,613    13,011     41,797   34,697
=============================================================================


5. On September 30, 1997, the Company acquired local exchange assets in Minnesota representing 32 exchanges serving approximately 27,000 access lines from US WEST Communications, Inc. for approximately $103 million in cash. "Net Plant" increased $58.1 million and "Intangibles" increased $44.9 million as a result of the acquisition. Cash from operations of $98 million and an escrow account of $5 million included in "Investments" provided the cash to fund the acquisition.

6. On October 6, 1997, the Company acquired local exchange assets in Fairbanks, Alaska representing a single exchange serving approximately 34,000 access lines from the City of Fairbanks for approximately $84 million in cash. Additionally, $8 million were placed into escrow pending Federal Communications Commission approvals for cellular license transfer. Borrowings under other available banking arrangements and an escrow account provided most of the cash to fund the acquisition.

7. On October 31, 1997, the Company acquired local exchange assets in Michigan representing eight exchanges serving approximately 12,000 access lines from GTE North Incorporated for approximately $34 million in cash. Borrowings under other available banking arrangements and an escrow account provided most of the cash to fund the acquisition.

                                  * * * * * *

                       CENTURY TELEPHONE ENTERPRISES, INC.
        Unaudited Pro Forma Consolidated Condensed Financial Information

                                 Introduction

On December 1, 1997, Century Telephone Enterprises, Inc. ("Century") acquired Pacific Telecom, Inc. ("PTI") in exchange for $1.503 billion cash in a two-step transaction. In the first step of the transaction, a wholly-owned subsidiary of Century purchased substantially all of the cellular telephone operations of PTI (collectively "PT Cellular") in exchange for $240 million, and in the second step Century purchased 100% of the capital stock of PTI from PacifiCorp Holdings, Inc. ("PHI") for $1.263 billion. After the first step but immediately prior to the second, PTI paid a $240 million cash dividend to PHI. PTI and PT Cellular provide (i) local exchange telephone service to approximately 660,000 telephone access lines in four midwestern states, seven western states and Alaska and (ii) cellular telephone service to approximately 100,000 subscribers in three states.

To finance the acquisition, Century borrowed $1.288 billion under its $1.6 billion senior unsecured credit facility dated August 28, 1997 with NationsBank of Texas, Inc. and a syndicate of other lenders. In November 1997, in an unrelated transaction effected in anticipation of the PTI acquisition, Century sold 3.8 million shares of common stock of Brooks Fiber Properties, Inc. ("Brooks") for $202.7 million, which resulted in a pre-tax gain of approximately $108.1 million ($66.2 million, net of tax). Such proceeds were used to finance a portion of the purchase price of PTI. Accordingly, the pro forma impact of the sale of Brooks stock has been included in the unaudited pro forma consolidated condensed balance sheet, based on the assumption that the sale took place on September 30, 1997. No pro forma adjustments related to the sale of the Brooks stock have been made to the unaudited pro forma consolidated condensed income statements because the investment in Brooks stock had no impact on such statements for the periods presented. The gain on sale of the Brooks stock will be reflected in Century's fourth quarter 1997 results of operations.

The following unaudited pro forma consolidated condensed balance sheet as of September 30, 1997 and the unaudited pro forma consolidated condensed statements of income for the year ended December 31, 1996 and the nine months ended September 30, 1997 are based on the historical results of operations and financial condition of Century and its subsidiaries (the "Company") and PTI and its subsidiaries, and reflect the effects of the transactions described above. Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the unaudited pro forma consolidated condensed financial information.

The pro forma financial information related to the PTI acquisition has been prepared using the purchase method of accounting and is based on the assumptions that the purchase of PTI took place as of September 30, 1997 for purposes of the pro forma balance sheet and as of January 1, 1996 for purposes of the pro forma statements of income.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described above, nor is it necessarily indicative of future operating results or financial position.

In accordance with the purchase method of accounting, the actual consolidated financial statements of the Company will reflect the PTI transaction only from and after December 1, 1997.

The pro forma financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of Century and PTI.


                       CENTURY TELEPHONE ENTERPRISES, INC.
                 Pro Forma Consolidated Condensed Balance Sheet
                               September 30, 1997
                                   (Unaudited)

                                                                                             Pro forma
                                                                           -----------------------------------------
                                                                                            Adjustments
                                                                             Adjustments    relating to
                                                        As reported            relating       sale of
                                                -------------------------       to PTI         Brooks
                                                    Century        PTI       acquisition       stock    Consolidated
                                                 --------------------------------------------------------------------
                                                                               (Dollars in thousands)
                                                                               (Note C)      (Note A)

ASSETS

CURRENT ASSETS
    Cash and cash equivalents                        $11,283       10,179      (215,000)      202,700         9,162
    Accounts receivable                              100,140      118,136       (34,400)                    183,876
    Materials and supplies, at cost                    9,139        9,842                                    18,981
    Other                                              3,351       49,707                                    53,058
                                                --------------------------------------------------------------------
                                                     123,913      187,864      (249,400)      202,700       265,077
                                                --------------------------------------------------------------------

NET PROPERTY, PLANT AND
    EQUIPMENT                                      1,145,557    1,016,689       (48,300)                  2,113,946
                                                --------------------------------------------------------------------

INVESTMENTS AND OTHER
    ASSETS
    Excess cost of net assets acquired               545,683      409,498       831,531                   1,786,712
    Other                                            458,551      146,770       (75,484)     (176,686)      353,151
                                                --------------------------------------------------------------------
                                                   1,004,234      556,268       756,047      (176,686)    2,139,863
                                                --------------------------------------------------------------------

                                                  $2,273,704    1,760,821       458,347        26,014     4,518,886
                                                ====================================================================

LIABILITIES AND EQUITY

CURRENT LIABILITIES
    Current maturities of long-term debt             $19,013       39,045                                    58,058
    Notes payable                                          -       90,000                                    90,000
    Accounts payable                                  53,273       50,814                                   104,087
    Accrued expenses and other liabilities            63,292       61,486       (64,300)       64,300       124,778
    Advance billing and customer deposits             16,705        5,014                                    21,719
                                                --------------------------------------------------------------------
                                                     152,283      246,359       (64,300)       64,300       398,642
                                                --------------------------------------------------------------------

LONG-TERM DEBT                                       565,633      478,842     1,318,832                   2,363,307
                                                --------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES               308,173      233,735         5,700       (51,151)       496,457
                                                --------------------------------------------------------------------

STOCKHOLDERS' EQUITY
    Common stock                                      60,519            -                                    60,519
    Paid-in capital                                  490,661      225,943      (225,943)                    490,661
    Unrealized holding gain on investments, net
      of taxes                                        62,038            -                     (53,349)        8,689
    Retained earnings                                635,491      575,942      (575,942)       66,214       701,705
    Unearned ESOP shares                              (9,200)           -                                    (9,200)
    Preferred stock - non-redeemable                   8,106            -                                     8,106
                                                --------------------------------------------------------------------
                                                   1,247,615      801,885      (801,885)       12,865     1,260,480
                                                --------------------------------------------------------------------

                                                  $2,273,704    1,760,821       458,347        26,014     4,518,886
                                                ====================================================================


See accompanying notes to unaudited pro forma consolidated condensed financial information.


                       CENTURY TELEPHONE ENTERPRISES, INC.
              Pro Forma Consolidated Condensed Statement of Income
                  For the Nine Months Ended September 30, 1997
                                   (Unaudited)

                                                                                         Pro forma
                                                                            ----------------------------------
                                                                               Adjustments
                                                          As reported            relating
                                               -----------------------------      to PTI
                                                    Century          PTI        acquisition       Consolidated
                                               ---------------------------------------------------------------
                                                                    (Dollars in thousands)
                                                                                  (Note D)
OPERATING REVENUES
      Telephone                                     $359,454       347,505                            706,959
      Mobile communications                          220,472        38,632                            259,104
      Other                                           47,986        30,028        (26,421)             51,593
                                               ---------------------------------------------------------------
                                                     627,912       416,165        (26,421)          1,017,656
                                               ---------------------------------------------------------------

OPERATING EXPENSES
      Cost of sales and operating expenses           329,254       202,541        (20,010)            511,785
      Depreciation and amortization                  108,740        80,420         14,313             203,473
                                               ---------------------------------------------------------------
                                                     437,994       282,961         (5,697)            715,258
                                               ---------------------------------------------------------------

OPERATING INCOME                                     189,918       133,204        (20,724)            302,398
                                               ---------------------------------------------------------------

OTHER INCOME (EXPENSE)
      Gain on sales of assets                         70,121         1,317                             71,438
      Interest expense                               (33,539)      (30,240)       (70,712)           (134,491)
      Income from unconsolidated cellular
       entities                                       21,750         6,636                             28,386
      Minority interest                               (3,722)       (2,764)           957              (5,529)
      Other income and expense                         3,467        (1,469)          (564)              1,434
                                               ---------------------------------------------------------------
                                                      58,077       (26,520)       (70,319)            (38,762)
                                               ---------------------------------------------------------------

INCOME BEFORE INCOME TAX EXPENSE                     247,995       106,684        (91,043)            263,636

Income tax expense                                    90,251        41,797        (27,060)            104,988
                                               ---------------------------------------------------------------

NET INCOME                                          $157,744        64,887        (63,983)            158,648
                                               ===============================================================

Primary earnings per share                             $2.61                                             2.62
                                               ===============================================================

Fully diluted earnings per share                       $2.58                                             2.60
                                               ===============================================================

Average primary shares outstanding                    60,510                                           60,510
                                               ===============================================================

Average fully diluted shares outstanding              61,198                                           61,198
                                               ===============================================================


See accompanying notes to unaudited pro forma consolidated condensed financial information.


                       CENTURY TELEPHONE ENTERPRISES, INC.
              Pro Forma Consolidated Condensed Statement of Income
                      For the Year Ended December 31, 1996
                                   (Unaudited)

                                                                                          Pro forma
                                                                             ---------------------------------
                                                                                 Adjustments
                                                           As reported            relating
                                                -----------------------------      to PTI
                                                     Century          PTI        acquisition       Consolidated
                                                --------------------------------------------------------------
                                                                     (Dollars in thousands)
                                                                                  (Note E)

OPERATING REVENUES
     Telephone                                       $451,538      447,873                             899,411
     Mobile communications                            250,243       44,043                             294,286
     Other                                             47,896       29,214          (25,771)            51,339
                                                 --------------------------------------------------------------
                                                      749,677      521,130          (25,771)         1,245,036
                                                 --------------------------------------------------------------

OPERATING EXPENSES
     Cost of sales and operating expenses             394,360      260,106          (20,659)           633,807
     Depreciation and amortization                    132,021      102,292           19,171            253,484
                                                 --------------------------------------------------------------
                                                      526,381      362,398           (1,488)           887,291
                                                 --------------------------------------------------------------

OPERATING INCOME                                      223,296      158,732          (24,283)           357,745
                                                 --------------------------------------------------------------

OTHER INCOME (EXPENSE)
     Gain on sales of assets                              815        3,705                               4,520
     Interest expense                                 (44,662)     (40,353)         (94,254)          (179,269)
     Income from unconsolidated cellular
      entities                                         26,952        5,147                              32,099
     Minority interest                                 (6,675)      (2,398)             848             (8,225)
     Other income and expense                           3,916       (2,102)            (878)               936
                                                 --------------------------------------------------------------
                                                      (19,654)     (36,001)         (94,284)          (149,939)
                                                 --------------------------------------------------------------

INCOME BEFORE INCOME TAX EXPENSE                      203,642      122,731         (118,567)           207,806

Income tax expense                                     74,565       47,454          (34,845)            87,174
                                                 --------------------------------------------------------------

NET INCOME                                           $129,077       75,277          (83,722)           120,632
                                                 ==============================================================

Primary earnings per share                              $2.15                                             2.01
                                                 ==============================================================

Fully diluted earnings per share                        $2.14                                             2.00
                                                 ==============================================================

Average primary shares outstanding                     59,924                                           59,924
                                                 ==============================================================

Average fully diluted shares outstanding               60,660                                           60,660
                                                 ==============================================================

See accompanying notes to unaudited proforma consolidated condensed financial information.



               Notes to Unaudited Pro Forma Consolidated Condensed
                              Financial Information

(A)   Sale of Brooks Stock. In November 1997, in an unrelated transaction
      ---------------------
      effected in anticipation of the PTI acquisition, Century sold 3.8 million shares of Brooks common stock for $202.7 million, which resulted in a pre-tax gain of approximately $108.1 million ($66.2 million, net of tax). Such proceeds were used to finance a portion of the purchase price of PTI. Accordingly, the pro forma impact of the sale of Brooks stock has been included in the unaudited pro forma consolidated condensed balance sheet, based on the assumption that the sale took place on September 30, 1997. The pro forma adjustment reflects the reduction of the Company's investment in Brooks stock ($176.7 million); reduction of the associated unrealized holding gain on investments, net of tax ($53.3 million); and reversal of related deferred taxes of $51.2 million. The $64.3 million increase in accrued expenses and other liabilities represents current income taxes payable as a result of the sale. No pro forma adjustments related to the sale of the Brooks stock have been made to the unaudited pro forma consolidated condensed income statements because the investment in Brooks stock had no impact on such statements for the periods presented. The gain on sale of the Brooks stock will be reflected in Century's fourth quarter 1997 results of operations.

(B)   Purchase of PTI and PT Cellular.
      --------------------------------

      1. Costs of acquisition. The $1.503 billion of cash expended for 100% of the common stock of PTI and PT Cellular was composed of the following:

          Purchase of common stock of PTI             $1,263,000,000
          Purchase of common stock of PT Cellular        240,000,000
                                                       -------------
                                                      $1,503,000,000
                                                      ==============

          A pro forma adjustment has been reflected in the unaudited pro forma consolidated condensed balance sheet for $15.3 million of estimated costs related to the acquisition expected to be incurred by Century. Such adjustment includes the fee of Century's financial advisor and estimated involuntary termination benefits payable to PTI employees to be terminated, along with other costs.

      2. Operations. The pro forma adjustments do not consider (i) the effect of possible long-term expense reductions that may occur in connection with combining PTI's operations with the Company's operations or (ii) integration costs required to be expensed as incurred.

      3. Other transactions. The pro forma adjustments do not reflect the effects of the Company's and PTI's acquisitions and dispositions of certain properties during 1996 and 1997, the aggregate effect of which is not material for pro forma purposes.

(C)   September 30, 1997 Balance Sheet Pro Forma Adjustments. The pro forma
      ------------------------------------------------------
      adjustments applicable to the acquisition of PTI and PT Cellular with respect to the unaudited pro forma consolidated condensed balance sheet as of September 30, 1997, as set forth below, reflect a preliminary purchase price allocation. The preliminary estimates of the fair value of certain assets and liabilities (specifically noncurrent assets and liabilities) may change as fair value information is obtained and the purchase price allocation is refined. Century funded $1.288 billion of the $1.503 billion purchase price with 5-year senior unsecured floating-rate bank debt under a $1.6 billion committed credit facility with NationsBank and a syndicate of other lenders. Century is currently evaluating its long-term financing alternatives and, although no assurances to this effect may be given, it currently anticipates selling senior debt securities in early 1998.
      The pro forma financial information has been prepared assuming that Century will obtain long-term financing at an assumed interest rate of 7.2%.

                                                                                    Accrued
                                                                                    expenses         Deferred
                                                   Property  Excess cost           and other  Long-  credits &
                                        Accounts    plant &  of net assets  Other   liabil-   term     other      Paid-in  Retained
                               Cash    receivable  equipment  acquired      assets   ities    debt   liabilities  capital  earnings
-----------------------------------------------------------------------------------------------------------------------------------
                                                              (Dollars in thousands)

(1) Purchase PTI and
     PT Cellular:
      Borrow funds           1,288,000                                                      1,288,000
      Deliver consideration (1,503,000)                      1,186,097

(2) Eliminate PTI equity
     and excess cost                                          (409,498)  (75,484)                               (225,943) (575,942)

(3) Adjustments:
      Non-strategic assets
       to be sold               56,300             (48,300)     (8,000)
      Apply cash to long-
       term debt               (56,300)                                                       (56,300)
      Long-term debt                                             7,500                          7,500
      Conform accounting
       methods:
        Postretirement
         benefits                                               30,000                                  30,000
        Regulatory support              (34,400)                34,400
      Deferred taxes on
       adjustments                                             (24,300)                                (24,300)

(4) Reflect estimated costs
     of acquisition:
      Borrow funds              15,332                                                         15,332
      Pay costs                (15,332)                         15,332

(5) Borrow funds for
     payment of income
     taxes                      64,300                                                         64,300
    Pay income taxes           (64,300)                                            (64,300)

-----------------------------------------------------------------------------------------------------------------------------------
                              (215,000) (34,400)  (48,300)     831,531   (75,484)  (64,300) 1,318,832    5,700  (225,943) (575,942)
===================================================================================================================================

(1) Reflects borrowings of $1.288 billion and delivery of $1.503 billion of consideration. The remaining $215 million was financed from available cash, most of which consisted of the proceeds of Century's sale of common stock of Brooks.

(2) Reflects the elimination of PTI equity and excess cost of net assets acquired.

(3) Reflects the effect on excess cost of net assets acquired of purchase accounting adjustments, as follows:
        Allocation of purchase price to operating unit the
         Company intends to sell to reduce acquisition
         indebtedness                                            ($8 million)

        Adjust long-term debt to fair value                      $7.5 million

        Conform accounting for postretirement benefits to
         Century's accounting method                             $30 million

        Conform accounting for regulatory support to
         Century's accounting method                             $34.4 million

        Deferred income taxes on purchase accounting
         adjustments                                             ($24.3 million)

(4) Reflects estimated costs of acquisition, including the fee of Century's financial advisor and estimated involuntary termination benefits payable to PTI employees to be terminated, along with other costs.

(5) Reflects borrowings of $64.3 million and payment of income taxes on sale of Brooks stock. Funds were temporarily used to fund portion of purchase price of PTI.

(D) September 30, 1997 Income Statement Pro Forma Adjustments. Set forth below
    ---------------------------------------------------------
     are the pro forma adjustments applicable to the acquisition of PTI and PT Cellular with respect to the unaudited pro forma consolidated condensed statement of income for the nine-month period ended September 30, 1997:


                                        Cost of
                                       sales and    Depreciation
                             Other     operating        and         Interest    Minority     Other income     Income
                           revenues    expenses     amortization    expense     interest      and expense      taxes
--------------------------------------------------------------------------------------------------------------------
                                                             (Dollars in thousands)

Amortization of excess
 cost of net assets
 acquired (assuming a
 40-year amortization
 period)                                              24,141

Reverse PTI amortization
 of excess cost of net
 assets acquired                                      (9,094)

Conform accounting for
 postretirement benefits
 to Century's accounting
 method                                 (1,300)

Interest on net
 borrowings of $1.3
 billion at an assumed
 rate of 7.2%                                                      (71,217)

Amortization of
 premium on long-
 term debt                                                             405

Tax benefit relating
 to pro forma adjustments
 (assuming a 35%
 tax rate)                                                                                                  (24,329)

Non-strategic assets
 to be sold to reduce
 acquisition indebtedness (26,421)    (18,710)          (734)          100        957            (564)       (2,731)

--------------------------------------------------------------------------------------------------------------------
                          (26,421)    (20,010)        14,313       (70,712)       957            (564)      (27,060)
====================================================================================================================

A .125% change in the assumed interest rate would have changed net income by approximately $804,000.

(E) December 31, 1996 Income Statement Pro Forma Adjustments. Set forth below
    ---------------------------------------------------------
      are the pro forma adjustments applicable to the acquisition of PTI and PT Cellular with respect to the unaudited pro forma consolidated condensed statement of income for the year ended December 31, 1996:


                                       Cost of
                                       sales and    Depreciation
                             Other     operating        and         Interest    Minority     Other income     Income
                           revenues    expenses     amortization    expense     interest      and expense      taxes
--------------------------------------------------------------------------------------------------------------------
                                                             (Dollars in thousands)

Amortization of excess
 cost of net assets
 acquired (assuming a
 40-year amortization
 period)                                              32,188

Reverse PTI amortization
 of excess cost of net
 assets acquired                                     (12,125)

Conform accounting for
 postretirement benefits
 to Century's accounting
 method                               (1,700)

Interest on net
 borrowings of $1.3
 billion at an assumed
 rate of 7.2%                                                      (94,956)

Amortization of
 premium on long-
 term debt                                                             540

Tax benefit relating
 to pro forma adjustments
 (assuming a 35%
 tax rate)                                                                                                  (32,451)

Non-strategic assets to
 be sold to reduce
 acquisition indebtedness (25,771)    (18,959)          (892)          162       848              (878)      (2,394)

--------------------------------------------------------------------------------------------------------------------
                          (25,771)    (20,659)        19,171       (94,254)      848              (878)     (34,845)
====================================================================================================================

A .125% change in the assumed interest rate would have changed net income by approximately $1.1 million.

(F) Reclassifactions. Certain reclassifications have been made to the historical financial information to conform to the presentation of the pro forma information.


                           FORWARD-LOOKING STATEMENTS

IN ADDITION TO HISTORICAL INFORMATION, THIS REPORT ON FORM 8-K INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS REGARDING EVENTS AND FINANCIAL TRENDS THAT MAY AFFECT THE COMPANY'S FUTURE OPERATING RESULTS AND FINANCIAL POSITION. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS. SUCH UNCERTAINTIES INCLUDE BUT ARE NOT LIMITED TO: THE EFFECTS OF ONGOING DEREGULATION IN THE TELECOMMUNICATIONSS INDUSTRY; THE POTENTIAL EFFECTS OF GREATER THAN ANTICIPATED COMPETITION IN THE COMPANY'S MARKETS; POSSIBLE CHANGES IN THE DEMAND FOR THE COMPANY'S PRODUCTS AND SERVICES; THE COMPANY'S ABILITY TO SUCCESSFULLY INTRODUCE NEW OFFERINGS ON A TIMELY AND COST EFFECTIVE BASIS; THE RISKS INHERENT IN RAPID TECHNOLOGICAL CHANGE; THE COMPANY'S ABILITY TO EFFECTIVELY MANAGE ITS GROWTH, INCLUDING INTEGRATING THE NEWLY-ACQUIRED OPERATIONS OF PTI INTO THE COMPANY'S OPERATIONS; AND THE EFFECTS OF MORE GENERAL FACTORS SUCH AS CHANGES IN GENERAL MARKET OR ECONOMIC CONDITIONS OR IN LEGISLATION, REGULATION OR PUBLIC POLICY. THESE AND OTHER UNCERTAINTIES RELATED TO THE BUSINESS ARE DESCRIBED IN DETAIL
IN CENTURY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1997. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY WERE MADE.
CENTURY UNDERTAKES NO OBLIGATION TO UPDATE ANY OF ITS FORWARD-LOOKING
STATEMENTS FOR ANY REASON.



                               SIGNATURE
                               ---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CENTURY TELEPHONE ENTERPRISES, INC.

                                   /S/ Murray H. Greer
                                   ---------------------
Dated: December 11, 1997           Murray H. Greer
                                   Controller
                                   (Principal Accounting Officer)